Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FISCAL 2007

— Fourth Quarter EPS Increases to $1.05 —
— Fourth Quarter Gross Margins Expand 310 Basis Points —
— Reduces Inventory by 12% in Fiscal 2007 —

HUDSON, OH – March 12, 2007 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2007 fourth quarter and full year ended February 3, 2007. Net earnings for the fourth quarter of fiscal 2007 were $25.8 million, or $1.05 per diluted share, compared with a net loss of $18.0 million, or $0.78 loss per diluted share in the prior year fourth quarter.

Fiscal 2007 included 53 weeks of operations compared to 52 weeks in fiscal 2006, with the additional week falling in the fourth quarter of fiscal 2007. Fiscal 2006 results for the fourth quarter included a charge of $27.1 million for goodwill impairment.

For the fourth quarter, net sales decreased 0.5% to $600.8 million from $604.1 million last year. On a comparable 13-week basis, fourth quarter same-store sales decreased 6.0% versus a same-store sales decrease of 3.0% last year. The decrease in sales was impacted by planned reductions of holiday inventory and less clearance merchandise in the stores.

Net loss for the year was $1.9 million, or $0.08 loss per diluted share, compared with a net loss of $23.0 million, or $1.01 loss per diluted share in fiscal 2006.

Net sales for the fiscal year ended February 3, 2007 decreased 1.7% to $1.851 billion from $1.883 billion last year. On a comparable 52-week basis, same-store sales decreased 5.9% versus a same-store sales decrease of 0.8% last year.

Review of Operating Results

Gross margins for the fourth quarter of fiscal 2007 increased 310 basis points to 45.0% from 41.9% due to a less promotional pricing strategy, better sell-through on seasonal goods and reduced sales of clearance inventory.

Selling, general and administrative expenses for the fourth quarter, decreased to $215.4 million, or 35.9% of net sales, from $218.0 million, or 36.1% of net sales, in the prior year fourth quarter.

Operating profit for the fourth quarter was $42.3 million, versus an $8.9 million operating loss for the prior year fourth quarter.

“During the quarter we continued to make progress on our merchandising strategy and inventory position,” said Darrell Webb, chairman, president and chief executive officer. “While our actions have resulted in a decline in same-store sales, we were able to realize significant gross margin improvement in the fourth quarter compared to the same period last year. Our strategic plan is gaining traction, evidenced by the expansion in margins, improvement in earnings and debt reduction, as we shift our focus to achieving profitable sales. I am confident that by enhancing the customer shopping experience and product assortment, implementing supply chain efficiencies, and capitalizing on competitive opportunities, Jo-Ann’s will be well-positioned to sustain profitable growth in the coming years.”

Store Openings and Closings

This past year, the Company opened 21 superstores and five traditional stores, and closed 61 traditional stores and two superstores. The year-end store count was 628 traditional stores and 173 superstores, for a total of 801 stores. Total store square footage as of year-end was 16.2 million square feet, which was slightly higher than last year-end. For fiscal 2008, the Company anticipates opening six new stores, 25 remodels and closing approximately 20 existing stores.

Fiscal 2008 Outlook

Based upon management’s operating assumptions, the implementation of Jo-Ann Stores’ strategic growth plans, and current market conditions, the Company expects year-over-year improvement in business performance in fiscal 2008. The key considerations for understanding the Company’s outlook for fiscal 2008 include:

•	Same-store sales improving to positive for the year;

•	Gross margin rate improvement for the year;

•	Selling, general and administrative expenses flat for the year, as a percentage of net sales;

•	Capital spending for the full year of $32 to $38 million;

•	Earnings per diluted share in the range of $0.55 to $0.65 for the year.

Conference Call on the Web and Annual Meeting of Shareholders

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 8447096.

The Annual Meeting of Shareholders of the Company has been set by the board of directors and will be held on Tuesday, June 19, 2007 at 9:00 a.m., Eastern daylight saving time, at the Hilton Garden Inn located at 8971 Wilcox Drive in Twinsburg, Ohio. All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 20, 2007 will be entitled to vote at the meeting.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 627 Jo-Ann Fabrics and Crafts traditional stores and 173 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, our ability to recruit and retain management personnel, our ability to sell through our inventory at acceptable prices, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Fourteen	Thirteen	Fifty-Three	Fifty-Two
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
(Dollars in millions, except per share data)
Net sales	$600.8	$604.1	$1,850.6	$1,882.8
Cost of sales	330.4	350.8	990.8	1,023.6

Gross margin	270.4	253.3	859.8	859.2
Selling, general and administrative expenses	215.4	218.0	790.5	774.0
Store pre-opening and closing costs	—	6.0	11.1	23.4
Depreciation and amortization	12.7	11.1	49.2	42.2
Goodwill impairment charge	—	27.1	—	27.1

Operating profit (loss)	42.3	(8.9)	9.0	(7.5)
Interest expense, net	3.3	4.1	15.6	12.8

Income (loss) before income taxes and cumulative effect of accounting change	39.0	(13.0)	(6.6)	(20.3)
Income tax provision (benefit)	13.2	5.0	(3.7)	2.7

Income (loss) before cumulative effect of accounting change	25.8	(18.0)	(2.9)	(23.0)
Cumulative effect of accounting change, net of tax	—	—	1.0	—

Net income (loss)	$25.8	$(18.0)	$(1.9)	$(23.0)

Income (loss) per common share – basic:
Income (loss) before cumulative effect of accounting change	$1.09	$(0.78)	$(0.12)	$(1.01)
Net income (loss)	1.09	(0.78)	(0.08)	(1.01)
Income (loss) per common share – diluted:
Income (loss) before cumulative effect of accounting change	$1.05	$(0.78)	$(0.12)	$(1.01)
Net income (loss)	1.05	(0.78)	(0.08)	(1.01)
Weighted average shares outstanding (in thousands):
Basic	23,745	23,078	23,519	22,716

Diluted	24,507	23,078	23,519	22,716

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			628	684
Superstores			173	154

			801	838

Square footage at period end (000’s):
Traditional stores			9,368	10,023
Superstores			6,847	6,175

			16,215	16,198

Average square footage per store:
Traditional stores			14,918	14,654

Superstores			39,576	40,100

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	February 3,	January 28,
	2006	2006
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$18.4	$17.9
Inventories	453.4	514.7
Deferred income taxes	32.0	38.0
Prepaid expenses and other current assets	30.4	35.2

Total current assets	534.2	605.8
Property, equipment and leasehold improvements, net	311.8	331.7
Goodwill, net	—	—
Other assets	10.7	9.3

Total assets	$856.7	$946.8

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$147.5	$146.6
Accrued expenses	74.8	94.1

Total current liabilities	222.3	240.7
Long-term debt	125.3	203.7
Deferred income taxes	14.2	23.2
Lease obligations and other long-term liabilities	85.1	79.8
Shareholders’ equity	409.8	399.4

Total liabilities and shareholders’ equity	$856.7	$946.8